Exhibit 3

Names and Addresses of the Underwriters

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

HSBC Securities (USA) Inc.

66 Hudson Boulevard

New York, New York 10001